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                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE                       Contact: Donald J. Radkoski or
June 14, 2004                                        Mary Cusick (614) 491-2225


                 BOB EVANS FARMS ANNOUNCES DEFINITIVE AGREEMENT
                          TO ACQUIRE MIMI'S CAFE, INC.

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced that it has signed a definitive agreement to acquire SWH Corporation (d/b/a Mimi's Cafe) for $182 million in cash, including the assumption of approximately $78.7 million of outstanding indebtedness. The acquisition, which is contingent upon customary regulatory approvals, is expected to be completed in July 2004.

         Mimi's, based in Tustin, California, operates 81 company-owned Mimi's Cafe restaurants in 10 states, with most of the locations in California and other western states. The restaurants are open for breakfast, lunch and dinner, and offer a wide variety of freshly prepared, high-quality food in an atmosphere reminiscent of a New Orleans cafe or a European bistro. Mimi's serves beer and wine, and operates in the casual segment of the restaurant industry, with a per-person check average of approximately $9.50. Total revenues for the company were $240.5 million for 2003 and average unit sales were $3.3 million.

         Stewart K. Owens, chairman of the board and chief executive officer of Bob Evans Farms, said, "We are delighted to announce our proposed acquisition of Mimi's Cafe. This represents a unique opportunity for Bob Evans Farms to add a complementary growth vehicle in the casual segment of the restaurant industry. Mimi's combination of a family environment, exceptional food, and operations across all three day parts makes it an excellent fit for us, and we believe its unit-level economics are attractive. We expect this acquisition to have a neutral to slightly positive effect on our earnings per share in fiscal 2005, with greater contributions expected in subsequent years."

         Owens continued, "Mimi's will operate as a separate subsidiary led by its strong existing management team, including Chairman Thomas M. Simms and President and Chief Executive Officer Russell W. Bendel. We believe both Mimi's and Bob Evans will benefit in a variety of ways from the combined companies' broader capabilities. While we expect to eventually identify some synergies, none were assumed in negotiating the terms of this transaction. Mimi's unit growth rate of 15 to 20 percent should increase the Bob Evans' overall projected growth rate from current levels. Mimi's also neatly complements the geographical locations, seasonality and customer demographics of the Bob Evans concept."

         The acquisition will be financed initially through a committed credit facility, which is expected to be refinanced through a private placement of approximately $190 million in debt securities. Proceeds from this transaction will also be used to repay Mimi's existing debt.



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         Mimi's recently filed a Form S-1 Registration Statement with the
Securities and Exchange Commission for the initial public offering of its common stock, which will be withdrawn. More information about the Mimi's Cafe concept is available at www.mimiscafe.com.

         Company executives will host a conference call to discuss this topic on Monday, June 14, 2004, at 10 a.m. ET. To listen, call (800) 253-6872 (toll free) or log-in to the webcast at www.bobevans.com and then click on "investors." The conference call will be available for replay beginning Monday, June 14, 2004, immediately following the call, ending, Wednesday, June 16, 2004, at 5 p.m. by calling (877) 519-4471 (toll free) pin code: 4877700. The webcast version will also be archived on Bob Evans' Web site.

         Bob Evans Farms, Inc. owns and operates 561 full-service, family restaurants in 21 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         The statements contained in this news release which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2005 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi's Cafe, and unanticipated changes in business and economic conditions affecting Mimi's Cafe.




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